Exhibit 5.1

Our ref DRL/756600-000001/5641487v5

To: Vitru Limited PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

22 February 2021

Dear Sirs

Vitru Limited

We have acted as counsel as to Cayman Islands law to Vitru Limited (the "Company") in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the "Registration Statement"), filed with the United States Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933, as amended (the "Securities Act") relating to the issuance of up to 506,276 common shares of US$0.00005 par value each in the capital of the Company (the "Shares") upon the exercise of certain options under the First Stock Option Plan of the Company (the "Plan").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 5 March 2020 and the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 2 September 2020 (the "Memorandum and Articles").

1.2	The minutes (the "Minutes") of the meeting of the board of directors of the Company held on 7 October 2020 (the "First Meeting") and 7 October 2020 (the "Second Meeting").

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	The Plan.

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Plan has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Plan is governed by the laws of Brazil and is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of Brazil (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Plan has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of Brazil and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plan.

2.7	No monies paid to or for the account of any party under the Plan or the Registration Statement or any property received or disposed of by any party to the Plan or the Registration Statement in each case in connection with the Plan or the Registration Statement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Law (2019 Revision) and the Terrorism Law (2018 Revision), respectively).

2.8	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York or the laws of Brazil.

2.9	The Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value. Upon the issuance of any Shares pursuant to the terms of the Plan, the Company will have sufficient authorised share capital.

2.10	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued by the Company pursuant to the provisions of the Plan and the Resolutions, have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plan and the Resolutions for the consideration fixed thereto and duly registered in the Company's register of members (shareholders), will be validly issued, fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.2	In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Shares and express no opinion or observation upon the terms of any such document.

Yours faithfully

/s/ Maples and Calder

Vitru Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

22 February 2021

To:	Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Vitru Limited (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3	The Minutes are a true and correct record of the proceedings of the First Meeting and the Second Meeting, each of which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

5	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement or the Plan.

6	The directors of the Company at the date of the First and Second Meeting were as follows:

Lywal Salles Filho

Bruno Augusto Sacchi Zaremba

Fernando Cezar Dantas Porfírio Borges

Edson Gustavo Georgette Peli

Rivadávia Correa Drummond de Alvarenga Neto

Claudia Jordão Ribeiro Pagnano

7	The authorised share capital of the Company is US$50,000 divided into 1,000,000,000 shares of a nominal or par value of US$0.00005.

8	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

9	Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement and the Plan the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10	Each director of the Company considers the transactions contemplated by the Registration Statement and the Plan to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Bruno Augusto Sacchi Zaremba
Name:	Bruno Augusto Sacchi Zaremba
Title:	Chairman of the Board of Directors

(Signature page to Vitru Limited S-8 opinion director's certificate)